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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one): __ Form 10-KSB __ Form 20-F  X Form 10-QSB __ Form N-SAR
                                          ---
                      For period ended: September 30, 2000

                  [ ] Transition Report on Form 10-K and Form 10-KSB [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q and Form 10-QSB [ ] Transition Report on Form N-SAR For the transition period ended

SEC File Number 2-93277-D

CUSIP Number - 58501310

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:__________________________________

PART I-REGISTRANT INFORMATION

                          MEDIZONE INTERNATIONAL, INC.
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                             Full Name of Registrant
                                 144 Buena Vista
                             Stinson Beach, CA 94970
                                 (415) 868-0300
                     --------------------------------------
                         Address and telephone number of
                           principal executive office

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PART II-RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

[ ]      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.




PART III-NARRATIVE

         State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof, could not be filed within the prescribed time period.

         The quarterly report of the registrant on Form 10-QSB could not be filed because management requires additional time to compile and verify the data required to be included in the report.

PART IV-OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

   Kevin R. Andersen              (801)             486-0096
        (Name)                 (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s)) been filed? If the answer is no, identify report(s).

                                                                 X  Yes    __ No

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(3) Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             __ Yes       X  No
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If so: attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          MEDIZONE INTERNATIONAL, INC.
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


_____________________________ATTENTION_________________________________________

    INTENTIONAL MISSTATEMENTS OR OMISSIONS OR FACT CONSTITUTE FEDERAL CROMINAL VIOLOATIONS (SEE 18 U.S.C.1001)

Date   November 15, 2000                  By:  /s/ Edwin G. Marshall
                                             ---------------------------------
                                             Edwin G. Marshall, CEO




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